Exhibit 99.1

FOR IMMEDIATE RELEASE For additional information contact:	AirNet Systems, Inc. Gary Qualmann (614) 409-4832	InvestQuest, Inc. Bob Lentz (614) 876-1900

AIRNET SYSTEMS, INC. APPOINTS TWO NEW BOARD MEMBERS

COLUMBUS, Ohio – July 25, 2005-— AirNet Systems, Inc. (NYSE:ANS) today announced that James Chadwick and Gerald Hellerman have been appointed to the Board of Directors, effective July 20, 2005. Their terms will continue until the next Annual Meeting of Shareholders.

From January 2003 until June 2005, Mr. Chadwick served as the managing member of Pacific Coast Investment Partners, LLC, a hedge fund specializing in shareholder activism and the General Partner of Pacific Coast Investment Fund, L.P. From April 1999 to October 2002, Mr. Chadwick was employed by Relational Investors, LLC, a $5 billion registered investment adviser that invests in companies that it believes can be improved. He served as an analyst from 1999 to 2001 and became a Senior Analyst in 2002.

Mr. Hellerman owns and has served as Managing Director of Hellerman Associates since 1993. Hellerman Associates provides financial consulting and litigation support services. From 1976 to 1993, Mr. Hellerman served as Chief Financial Analyst for the U.S. Department of Justice. In that position, he advised the Antitrust, Civil, and Environmental and Natural Resources Divisions concerning financial, corporate control, bankruptcy, and valuation issues. He also served as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly from 1972 to 1976. Prior to that, Mr. Hellerman served in the U.S. Securities and Exchange Commission, as Branch Chief from 1967 to 1972 and Financial Analyst from 1962 to 1967.

Mr. Hellerman currently serves as director and chief compliance officer for The Mexico Equity and Income Fund, Inc., a director of Third Avenue Value Trust, and as a director for several publicly held companies, including Frank’s Nursery & Crafts, Inc., Innovative Clinical Solutions, Ltd., MVC Capital, Inc. and Brantley Capital Corporation.

About AirNet

AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides passenger charter services nationwide to individuals and businesses. As of March 31, 2005, the Company operated 130 aircraft located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.

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